Aradigm Announces Second Quarter 2009 Financial Results

Hayward, CA – August 6, 2009 – Aradigm Corporation (OTC BB: ARDM.OB) (the “Company”) today announced financial results for the second quarter and six months ended June 30, 2009.

No revenue was recorded for the second quarter of 2009, compared with revenue of $54,000 for the second quarter of 2008. Research and development reimbursements received in connection with the collaboration with Lung Rx, Inc. (“Lung Rx”) for the development of inhaled treprostinil in the AERx® delivery system were recorded as deferred revenue as they cannot be recognized under current revenue recognition rules.

Total operating expenses for the second quarter of 2009 were $4.5 million, compared with total operating expenses of $7.2 million for the second quarter of 2008. The decrease in operating expenses was due to cost control efforts and the timing of research and development expenses associated with the Company’s lead product candidate, inhaled liposomal ciprofloxacin. Operating expenses were also impacted by a significant reduction in development expenses associated with the collaboration with Lung Rx. The Company implemented cost reduction actions in response to Lung Rx’s notice that they were seeking to terminate the collaboration agreement. The Company’s net loss for the second quarter of 2009 was $4.6 million, or $0.05 per share, compared with a net loss of $7.1 million, or $0.13 per share, for the same period in 2008.

As of June 30, 2009, cash, cash equivalents and short-term investments totaled $15.8 million.

Recent Highlights

The Company announced that:

•	It received clearance from the U.S. Food and Drug Administration for its inhaled liposomal ciprofloxacin Investigational New Drug (IND) application. The initial clinical protocol under this IND is an international, randomized, double- blind, placebo-controlled Phase 2b study designed to evaluate the Company’s inhaled liposomal ciprofloxacin in patients with non-cystic fibrosis bronchiectasis. This orphan drug condition is a chronic severe respiratory disease and there is currently no drug specifically approved for its treatment in the U.S.

•	Zogenix, Inc. (“Zogenix”) was granted approval of the Sumavel™ DosePro™ (sumatriptan injection) needle-free delivery system, which enables subcutaneous delivery of sumatriptan without a needle for the treatment of acute migraine and cluster headache. The Company is entitled to a $4 million milestone payment upon the first U.S. commercial sale of Sumavel DosePro, and royalty payments upon any sales of products in the U.S. and other countries, including the European Union. Subsequently, Zogenix announced an exclusive co-promotion agreement with Astellas Pharma US, Inc. for Sumavel DosePro and expects the product to be commercially available in the U.S. in January 2010.

•	The European Medicines Agency granted Orphan Drug Designation to the Company’s inhaled liposomal ciprofloxacin drug product candidate for the treatment of lung infections associated with cystic fibrosis. Under European guidelines, Orphan Medicinal Product Designation provides 10 years of potential market exclusivity if the product candidate is the first product candidate for the indication approved for marketing in the European Union.

” We are very pleased that, based on the preclinical data and the successful Phase 2a studies both in cystic fibrosis and bronchiectasis, we can now move into our advanced clinical program with once-a-day inhaled liposomal ciprofloxacin under a U.S. IND to treat a debilitating respiratory condition affecting an underserved patient population. The Company’s resources are very much focused on execution in the clinical program for this product,” said Igor Gonda, the Company’s CEO and President.

About Aradigm

Aradigm is an emerging specialty pharmaceutical company focused on the development and commercialization of drugs delivered by inhalation for the treatment of severe respiratory diseases by pulmonologists. The Company has product candidates addressing the treatment of cystic fibrosis, bronchiectasis, COPD, inhalation anthrax infections and smoking cessation.

Aradigm, AERx, and the Aradigm Logo are registered trademarks of Aradigm Corporation.

More information about Aradigm can be found at www.aradigm.com.

Forward-Looking Statements

Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, including the advancement of product development, commercialization efforts, status of collaboration arrangements and the ability to successfully manage and preserve cash, as well as the other risks detailed from time to time in Aradigm Corporation’s Securities and Exchange Commission (SEC) Filings, including the Company’s Annual Report on Form 10-K, and quarterly reports on Form 10-Q.

Contact:

Investor Relations

Aradigm

(510) 265-8850/9370

ARADIGM CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008

Revenues	$-	$54	$-	$54

Operating expenses:
Research and development	2,927	5,364	6,653	9,693
General and administrative	1,368	1,825	2,766	3,374
Restructuring and asset impairment	205	20	223	42

Total operating expenses	4,500	7,209	9,642	13,109

Loss from operations	(4,500)	(7,155)	(9,642)	(13,055)
Interest income	14	202	42	563
Interest expense	(105)	(100)	(209)	(198)
Other income (expense), net	(3)	1	(4)	—
Net loss	$(4,594)	$(7,052)	$(9,813)	$(12,690)

Basic and diluted net loss per common share	$(0.05)	$(0.13)	$(0.12)	$(0.23)

Shares used in computing basic and diluted net loss per common share	99,298	54,519	85,080	54,083

ARADIGM CORPORATION
CONDENSED BALANCE SHEETS
(In thousands)

	June 30,	December 31,
	2009	2008
	(Unaudited)	*

ASSETS
Current assets:
Cash and cash equivalents	$7,101	$16,741
Short-term investments	8,665	2,399
Receivables	230	393
Restricted cash	225	225
Prepaid and other current assets	630	387

Total current assets	16,851	20,145
Property and equipment, net	4,465	5,093
Notes receivable from officers and employees	50	34
Other assets	104	247

Total assets	$21,470	$25,519

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	1,463	739
Accrued clinical and cost of other studies	173	94
Accrued compensation	1,190	1,051
Deferred revenue	4,832	—
Facility lease exit obligation	254	318
Other accrued liabilities	402	630

Total current liabilities	8,314	2,832
Deferred rent	152	199
Facility lease exit obligation	967	1,056
Deferred revenue, non-current	—	4,122
Other non-current liabilities	75	82
Note payable and accrued interest	8,679	8,472
Shareholders’ equity	3,283	8,756

Total liabilities and shareholders’ equity	$21,470	$25,519

• The balance sheet at December 31, 2008 has been derived from the audited financial statements at that date.

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